Exhibit 10.24
STANDARD QUARTERLY VESTING
OFFICER SEVERANCE PROGRAM PARTICIPANT
BROADCOM CORPORATION
RESTRICTED STOCK UNIT ISSUANCE AGREEMENT
RECITALS
          A. The Board has adopted the Plan for the purpose of retaining the services of selected Employees and consultants and other independent advisors who provide services to the Corporation (or any Parent or Subsidiary).
          B. Participant is to render valuable services to the Corporation (or a Parent or Subsidiary), and this Agreement is executed pursuant to, and is intended to carry out the purposes of, the Plan in connection with the Corporation’s issuance of shares of Common Stock to the Participant under the Stock Issuance Program.
          C. All capitalized terms in this Agreement shall have the meaning assigned to them in the attached Appendix A.
NOW, THEREFORE, it is hereby agreed as follows:
          1. Grant of Restricted Stock Units. The Corporation hereby awards to the Participant, as of the Award Date, Restricted Stock Units under the Plan. Each Restricted Stock Unit represents the right to receive one share of Common Stock on the vesting date specified for that unit in accordance with the express provisions of this Agreement. The number of shares of Common Stock subject to the awarded Restricted Stock Units, the applicable vesting schedule for those shares, the date or dates on which those vested shares shall become issuable to Participant and the remaining terms and conditions governing the award (the “Award”) shall be as set forth in this Agreement.
AWARD SUMMARY

Participant:

Award Date:	, 200

Number of Shares Subject to Award:	shares of Common Stock (the “Shares”)

Vesting Schedule:	The Shares shall vest in a series of sixteen (16) successive equal quarterly installments upon the Participant’s completion of each successive three (3)-month period of continuous Service over the forty-eight (48)-month period measured from the 5th day of , 200 (the “Normal Vesting Schedule”). The duration of the Normal Vesting Schedule may be extended in connection with certain leaves of absence or changes in Employee status, as set forth in Section 4 of this Agreement. However, the

Shares may also vest in whole or in part on an accelerated basis in accordance with the provisions of Sections 3 and 6 of this Agreement.

Issuance Schedule:	Each quarterly installment of Shares to which the Participant becomes entitled in accordance with the Normal Vesting Schedule shall be issued, subject to the Corporation’s collection of the applicable Withholding Taxes, on the date that installment vests in accordance with such schedule or as soon thereafter as administratively practicable, but in no event later than the later of (i) the close of the calendar year in which that vesting date occurs or (ii) the fifteenth day of the third calendar month following that vesting date. Any Shares that vest on an accelerated basis pursuant to Section 3 or 6 of this Agreement shall be issued in accordance with the applicable provisions of such section. The Corporation shall in all instances collect the applicable Withholding Taxes with respect to the issued Shares pursuant to the procedures set forth in Section 8 of this Agreement.
          2. Limited Transferability. Prior to actual receipt of the Shares that become issuable hereunder, the Participant may not transfer any interest in the Award or the underlying Shares or pledge or otherwise hedge the sale of those Shares, including (without limitation) any short sale or any acquisition or disposition of any put or call option or other instrument tied to the value of those Shares. Any attempt by the Participant to do so will result in an immediate forfeiture of all of the Restricted Stock Units awarded to the Participant hereunder. Any Shares that vest hereunder but which otherwise remain unissued at the time of the Participant’s death may be transferred pursuant to the provisions of the Participant’s will or the laws of inheritance or to the Participant’s designated beneficiary or beneficiaries of this Award. The Participant may also direct the Corporation to immediately re-issue the stock certificates for any Shares that in fact vest and become issuable to Participant under the Award during his or her lifetime to one or more designated Family Members or a trust established for the Participant and/or his or her Family Members. The Participant may make such a beneficiary designation or certificate directive at any time by filing the appropriate form with the Plan Administrator or its designee.
          3. Cessation of Service.
               (a) Except as otherwise provided in this Section 3 or Section 6 below, should the Participant cease Service for any reason prior to vesting in one or more Shares subject to this Award, then the Award shall be immediately cancelled with respect to those unvested Shares, and the number of Restricted Stock Units will be reduced accordingly. Participant shall thereupon cease to have any right or entitlement to receive any Shares under those cancelled units.
               (b) The Normal Vesting Schedule requires continued active Service by the Participant through each quarterly vesting date as a condition to the vesting of that quarterly installment and the rights and benefits provided under this Agreement with respect to that installment. Accordingly, if the Participant’s Service terminates for any reason prior to an applicable quarterly vesting date, this Award shall be immediately cancelled pursuant to Section 3(a), and no further Restricted Stock Units shall thereafter vest. Service for only a portion of a quarterly vesting period, even if a substantial portion, will not entitle the Participant to any proportionate vesting for that quarter or avoid or mitigate the forfeiture of the Restricted Stock Units that will occur upon the termination of his or her Service prior to vesting in all the Restricted Stock Units subject to this Award.
               (c) The Participant is also a participant in the Corporation’s special officer severance program pursuant to the terms of the letter agreement between the Corporation and the Participant dated                      (the “Severance Agreement”). The Severance Agreement sets forth certain terms and conditions under which the Participant’s equity or equity-based awards from the Corporation, including this Award, may vest in whole or in part on an accelerated basis in connection with the Participant’s cessation of Employee status under various specified circumstances. The Severance Agreement also sets forth the date or dates on which the shares of Common Stock subject to the awards which vest on such an accelerated basis, including the Shares subject to this Award, are to be issued, subject to certain required delays as set forth in the Severance Agreement. The terms and provisions of the Severance Agreement, as they apply to this Award, are hereby incorporated by reference into this Agreement and shall have the same force and effect as if expressly set forth in this Agreement.
               (d) In the event the Participant’s Employee status terminates prior to vesting in all the Shares due to his or her death or Disability, then the applicable death and Disability provisions of the Severance Agreement shall govern the Participant’s rights and entitlements.
          4. Leaves of Absence/Change of Employee Status. The Participant shall not be deemed to have ceased Service while on a leave of absence authorized by the Corporation, except to the extent otherwise provided in the Appendix to this Agreement with respect to the date on which Participant is deemed to have a Separation from Service. However, the Participant will not be deemed to remain in active Service during the period of such leave, and the Participant may accordingly fail to vest in one or more quarterly installments under the Normal Vesting Schedule by reason of such absence from active Service. In such event, the Normal Vesting Schedule for the Restricted Stock Units shall be extended by one or more quarterly periods following the Participant’s return to active Service upon the expiration of such leave, so that the Participant will have the opportunity to vest in those missed installments over his or her subsequent period of continuous active Service. In addition, a change in Participant’s Employee status from full-time to part-time may also result in a similar extension of the Normal Vesting Schedule, to the extent such change in status results in a slower rate of vesting accrual. The actual effect that a leave of absence or change in Employee status may have upon the Normal Vesting Schedule and the vesting of the Restricted Stock Units subject to this Award will be determined by the Corporation’s policies governing those subjects that are in effect at the time.

          5. Shareholder Rights.
               (a) The Restricted Stock Units subject to this Award do not impose any fiduciary obligations upon the Corporation and create only a contractual obligation on the part of the Corporation to issue the Shares that vest in accordance with the express terms of this Agreement. The Restricted Stock Units shall not be treated as property or as a trust fund of any kind.
               (b) Participant shall not have any shareholder rights, including voting, dividend or liquidation rights, with respect to the Shares subject to the Award until Participant becomes the record holder of those Shares upon their actual issuance following the Corporation’s collection of the applicable Withholding Taxes.
               (c) Except as otherwise provided in Section 7, no adjustments will made to this Award for dividends or other shareholder distributions for which the record date is prior to the date Participant becomes the record holder of the Shares subject to this Award.
          6. Change of Control.
               (a) Any Restricted Stock Units subject to this Award at the time of a Change in Control may be assumed by the successor entity or otherwise continued in full force and effect or may be replaced with a cash retention program of the successor entity that preserves the Fair Market Value (at the time of the Change in Control) of the unvested shares of Common Stock subject to the Award and provides for the subsequent vesting and payout of that value in accordance with the same vesting and issuance schedules applicable to the Award. In the event of such assumption or continuation of this Award or such replacement of the Award with a cash retention program, no accelerated vesting of the Restricted Stock Units or the underlying Shares shall occur at the time of the Change in Control.
               (b) In the event this Award is assumed or otherwise continued in effect, the Restricted Stock Units subject to the Award shall be adjusted immediately after the consummation of the Change in Control so as to apply to the number and class of securities into which the Shares subject to those units immediately prior to the Change in Control would have been converted in consummation of that Change in Control had those Shares actually been issued and outstanding at that time. To the extent the actual holders of the outstanding Common Stock receive cash consideration for their Common Stock in consummation of the Change in Control, the successor corporation (or parent entity) may, in connection with the assumption or continuation of the Restricted Stock Units subject to the Award at that time, substitute one or more shares of its own common stock with a fair market value equal to the cash consideration paid per share of Common Stock in the Change in Control transaction, provided the substituted common stock is readily tradable on an established U.S. securities exchange or market.
               (c) Any Restricted Stock Units that are assumed or otherwise continued in effect in connection with a Change in Control or replaced with a cash retention program under Section 6(a) shall be subject to accelerated vesting in accordance with the applicable terms and conditions of the Severance Agreement incorporated herein should the Participant’s employment with the Corporation terminate under certain specified circumstances within twenty-four (24) months after the effective date of that Change in Control.

               (d) If the Restricted Stock Units subject to this Award at the time of the Change in Control are not assumed or otherwise continued in effect or replaced with a cash retention program in accordance with Section 6(a), then those units will vest immediately prior to the closing of the Change in Control. The Shares subject to those vested units shall be converted into the right to receive the same consideration per share of Common Stock payable to the other shareholders of the Corporation in consummation of that Change in Control, and such consideration per Share shall be distributed to Participant upon the tenth (10th) business day following the earliest to occur of (i) the date on which that Share vests in accordance with express terms of the Normal Vesting Schedule, (ii) the date of Participant’s Separation from Service or (iii) the first date following the Change in Control on which the distribution can be made without contravention of any applicable provisions of Code Section 409A. Such distribution shall be subject to the Corporation’s collection of the applicable Withholding Taxes pursuant to the provisions of Section 8.
               (e) This Agreement shall not in any way affect the right of the Corporation to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.
          7. Adjustment in Shares. Should any change be made to the Common Stock by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares, spin-off transaction or other change affecting the outstanding Common Stock as a class without the Corporation’s receipt of consideration, or should the value of outstanding shares of Common Stock be substantially reduced as a result of a spin-off transaction or an extraordinary dividend or distribution, or should there occur any merger, consolidation or other reorganization, then equitable adjustments shall be made by the Plan Administrator to the total number and/or class of securities issuable pursuant to this Award and the number and/or class of securities that vest on each vesting date pursuant to the Normal Vesting Schedule. The adjustments shall be made by the Plan Administrator in such manner as the Plan Administrator deems appropriate to reflect such change, and those adjustments shall be final, binding and conclusive. In the event of a Change in Control, the provisions of Section 6 shall be controlling.
          8. Issuance of Shares of Common Stock.
               (a) Except as otherwise provided in Section 6(d), on each applicable date Shares are to be issued pursuant to the provisions of Section 1, 3 or 6 of this Agreement, the Corporation shall issue to or on behalf of Participant a certificate (which may be in electronic form) for the vested shares of Common Stock to be issued on that date.
               (b) The applicable Withholding Taxes with respect to the issued Shares or any other consideration distributed to Participant shall be collected from Participant as and when such taxes become due. Participant may, with respect to the issued Shares, satisfy the applicable Withholding Taxes through one or more of the following methods:

          (i) The delivery of a separate check payable to the Corporation;
          (ii) if and to the extent expressly authorized by the Plan Administrator at the time, through a share withholding procedure, pursuant to which the Corporation will automatically withhold, immediately upon the issuance of the Shares, a portion of those Shares with a Fair Market Value (measured as of the issuance date) equal to the amount of such Withholding Taxes (the “Share Withholding Method”); provided, however, that the amount of any Shares so withheld shall not exceed the amount necessary to satisfy the Corporation’s required tax withholding obligations using the minimum statutory withholding rates for federal and state tax purposes, including payroll taxes, that are applicable to supplemental taxable income. Participant will be notified (either in writing or through electronic transmission) of the time or times when the Share Withholding Method will actually be available with respect to one or more vested Shares that become issuable under this Agreement (such notification will also set forth the procedures authorized and established by the Plan Administrator for such purpose);
          (iii) irrevocable instructions given by Participant to a broker to remit to the Corporation cash, in an amount equal to such Withholding Taxes, from a previously established account Participant maintains with such broker; or
          (iv) to the extent the Share Withholding Method is not otherwise available at the time one or more vested Shares become issuable, Participant may also satisfy the applicable Withholding Taxes with respect to those Shares through the use of proceeds from a next day sale of the issued Shares, provided and only if (i) such a sale is permissible under the Corporation’s insider trading policies governing sales of Corporation shares and (ii) such transaction is not otherwise deemed to constitute a prohibited loan under Section 402 of the Sarbanes-Oxley Act of 2002.
               (c) If any withholding event occurs other than with respect to the issuance of the Shares, or if the Corporation for any reason is unable to collect the applicable Withholding Taxes with respect to the issuance of the Shares through any of the foregoing collection procedures specified in this Section 8, then the Corporation shall be entitled to require Participant to make a cash payment and/or to deduct from other compensation payable to him or her the amount of such applicable Withholding Taxes.
               (d) Notwithstanding the foregoing provisions of this Section 8, the employee portion of the federal, state and local employment taxes required to be withheld by the Corporation in connection with the vesting of the Shares or any other amounts hereunder (the “Employment Taxes”) shall in all events be collected from the Participant no later than the last business day of the calendar year in which the Shares or other amounts vest hereunder. Accordingly, to the extent the issuance date for one or more vested Shares or the distribution date for such other amounts is to occur in a year subsequent to the calendar year in which those Shares or other amounts vest hereunder, the Participant shall, on or before the last business day of the calendar year in which the Shares or other amounts vest, deliver to the Corporation a check payable to its order in the dollar amount equal to the Employment Taxes required to be withheld with respect to those Shares or other amounts. The provisions of this Section 8(d) shall be applicable only to the extent necessary to comply with the applicable tax withholding requirements of Code Section 3121(v).
               (e) Except as otherwise provided in Section 6 or Section 8(b), the settlement of all Restricted Stock Units that vest under the Award shall be made solely in shares of Common Stock. In no event, however, shall any fractional shares be issued. Accordingly, the total number of shares of Common Stock to be issued at the time the Award vests shall, to the extent necessary, be rounded down to the next whole share to avoid the issuance of a fractional share.
          9. Code Section 409A Limitations. Notwithstanding any provision in this Agreement to the contrary, the following special provision shall govern the issuance of any Shares that become issuable (or any other amounts that become distributable) in connection with the termination of Participant’s Employee status, should the Issuance Schedule set forth in Section 1, together with the vesting acceleration provisions of Section 6 of this Agreement and the applicable vesting acceleration provisions of the Severance Agreement, be deemed to create a deferred compensation arrangement subject to Section 409A of the Code:
          - If the issuance date for the Shares (or the distribution date of any other amounts due the Participant hereunder) is tied to the Participant’s Separation from Service in accordance with the applicable provisions of this Agreement or the Severance Agreement, then in no event will the Shares be issued (or such amounts be distributed) prior to the earlier of (i) the first day of the seventh (7th) month following the date of such Separation from Service or (ii) the date of Participant’s death, if Participant is deemed at the time of such Separation from Service to be a specified employee under Section 1.409A-1(i) of the Treasury Regulations issued under Code Section 409A, as determined by the Plan Administrator in accordance with consistent and uniform standards applied to all other Code Section 409A arrangements of the Corporation, and such delayed commencement is otherwise required to avoid a prohibited distribution under Code Section 409A(a)(2). Upon the expiration of the applicable deferral period, the Shares shall be issued (or any other amounts due the Participant hereunder shall be distributed) in a lump sum on the first day of the seventh (7th) month after the date of Participant’s Separation from Service, or if earlier, the first day of the month immediately following the date the Corporation receives proof of Participant’s death.
          In addition, it is the intent of the Corporation and the Participant that the provisions of this Agreement comply with all applicable requirements of Section 409A of the Code. Accordingly, to the extent there is any ambiguity as to whether one or more provisions of this Agreement would otherwise contravene the applicable requirements or limitations of Code Section 409A, then those provisions shall be interpreted and applied in a manner that does not result in a violation of the applicable requirements or limitations of Code Section 409A and the applicable Treasury Regulations thereunder.

          10. Deferred Release Date. Should the applicable issuance date for one or more Shares occur during any period Participant is under investigation by the Corporation for any act or transaction that might constitute grounds for termination for Misconduct, then those issued Shares and/or the net proceeds from any sale or sales of those Shares during such period (the gross sale proceeds less withholding taxes due the Corporation and broker commissions) will be held by the Corporation in escrow until such time as the investigation is satisfactorily completed. If it is determined that Participant has not engaged in any action or transaction that might constitute grounds for a termination for Misconduct. then the escrowed Shares and/or funds will be released to Participant, subject to the Corporation’s collection of all applicable Withholding Taxes not otherwise previously collected, as soon as administratively practicable following the completion of the investigation, but in no event later than the close of the calendar year in which such determination is made. If it is determined that the Participant has engaged in any act or transaction that constitutes grounds for termination for Misconduct, then Participant shall cease to have any further right, title or interest in the escrowed Shares and/or funds, and those Shares and funds shall be returned to the Corporation.
          11. Securities Law Compliance. The Corporation shall use its reasonable commercial efforts to assure that all Shares issued pursuant to this Agreement are registered under the federal securities laws. However, no Shares will be issued pursuant to this Award if such issuance would otherwise constitute a violation of any applicable federal or state securities laws or regulations or the requirements of any Stock Exchange on which the Common Stock may then be listed. The inability of the Corporation to obtain approval from any regulatory body having authority deemed by the Corporation to be necessary to the lawful issuance of any Shares hereunder shall defer the Corporation’s obligation with respect to the issuance of such Shares until such approval shall have been obtained.
          12. Transfer Restriction. None of the issued Shares may be sold or transferred in contravention of (i) any market blackout periods the Corporation may impose from time to time or (ii) the Corporation’s insider trading policies to the extent applicable to you from time to time.
          13. Parachute Payment . In the event the accelerated vesting and issuance of the Shares subject to this Award would otherwise constitute a parachute payment under Code Section 280G, then the applicable parachute payment provisions of the Severance Agreement shall govern the Participant’s rights and entitlements.
          14. Notice. Any notice to be given or delivered to the Corporation relating to this Agreement shall be in writing and addressed to the Corporation at its principal corporate offices. Any notice to be given or delivered to Participant relating to this Agreement shall be in writing and addressed to Participant at the address indicated below his or her signature line on the last page of this Agreement or such other address of which Participant may later advise the Corporation in writing. All notices shall be deemed effective upon personal delivery or upon deposit in the U.S. mail, postage prepaid and properly addressed to the party to be notified.

          15. Successors and Assigns. The provisions of this Agreement shall inure to the benefit of, and be binding upon, the Corporation and its successors and assigns and upon Participant and the legal representatives, heirs and the legatees of his or her estate.
          16. Construction. This Agreement and the Award evidenced hereby are made and granted pursuant to the Plan and are in all respects limited by and subject to the terms of the Plan. The Plan Administrator shall have the discretionary authority to interpret and construe any term or provision of the Plan or this Agreement, and such interpretation shall be binding on all persons having an interest in the Award.
          17. Governing Law. The interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of California without resort to that State’s conflict-of-laws rules.
          18. At Will Employment. Nothing in this Agreement or the Award shall provide Participant with any right to continue in Service for any period of specific duration or interfere with or otherwise restrict in any way Participant’s right or the right of the Corporation to terminate Participant’s Service at any time for any reason, with or without cause, or for no reason.
          19. Mandatory Arbitration. ANY AND ALL DISPUTES OR CONTROVERSIES BETWEEN PARTICIPANT AND THE CORPORATION ARISING OUT OF, RELATING TO OR OTHERWISE CONNECTED WITH THIS AGREEMENT OR THE AWARD OF RESTRICTED STOCK UNITS EVIDENCED HEREBY OR THE VALIDITY, CONSTRUCTION, PERFORMANCE OR TERMINATION OF THIS AGREEMENT SHALL BE SETTLED EXCLUSIVELY BY BINDING ARBITRATION TO BE HELD IN THE COUNTY IN WHICH PARTICIPANT IS (OR HAS MOST RECENTLY BEEN) EMPLOYED BY THE CORPORATION (OR ANY PARENT OR SUBSIDIARY) AT THE TIME OF SUCH ARBITRATION. THE ARBITRATION PROCEEDINGS SHALL BE GOVERNED BY (i) THE NATIONAL RULES FOR THE RESOLUTION OF EMPLOYMENT DISPUTES THEN IN EFFECT OF THE AMERICAN ARBITRATION ASSOCIATION AND (ii) THE FEDERAL ARBITRATION ACT. THE ARBITRATOR SHALL HAVE THE SAME, BUT NO GREATER, REMEDIAL AUTHORITY AS WOULD A COURT HEARING THE SAME DISPUTE. THE DECISION OF THE ARBITRATOR SHALL BE FINAL, CONCLUSIVE AND BINDING ON THE PARTIES TO THE ARBITRATION AND SHALL BE IN LIEU OF THE RIGHTS THOSE PARTIES MAY OTHERWISE HAVE TO A JURY TRIAL; PROVIDED, HOWEVER, THAT SUCH DECISION SHALL BE SUBJECT TO CORRECTION, CONFIRMATION OR VACATION IN ACCORDANCE WITH THE PROVISIONS AND STANDARDS OF APPLICABLE LAW GOVERNING THE JUDICIAL REVIEW OF ARBITRATION AWARDS. THE PREVAILING PARTY IN SUCH ARBITRATION, AS DETERMINED BY THE ARBITRATOR, AND IN ANY ENFORCEMENT OR OTHER COURT PROCEEDINGS, SHALL BE ENTITLED, TO THE EXTENT PERMITTED BY LAW, TO REIMBURSEMENT FROM THE OTHER PARTY FOR ALL OF THE PREVAILING PARTY’S COSTS, EXPENSES AND ATTORNEY’S FEES. HOWEVER, THE ARBITRATOR’S COMPENSATION AND

OTHER FEES AND COSTS UNIQUE TO ARBITRATION SHALL IN ALL EVENTS BE PAID BY THE CORPORATION. JUDGMENT SHALL BE ENTERED ON THE ARBITRATOR’S DECISION IN ANY COURT HAVING JURISDICTION OVER THE SUBJECT MATTER OF SUCH DISPUTE OR CONTROVERSY. NOTWITHSTANDING THE FOREGOING, EITHER PARTY MAY IN AN APPROPRIATE MATTER APPLY TO A COURT PURSUANT TO CALIFORNIA CODE OF CIVIL PROCEDURE SECTION 1281.8, OR ANY COMPARABLE STATUTORY PROVISION OR COMMON LAW PRINCIPLE, FOR PROVISIONAL RELIEF, INCLUDING A TEMPORARY RESTRAINING ORDER OR A PRELIMINARY INJUNCTION. TO THE EXTENT PERMITTED BY LAW, THE PROCEEDINGS AND RESULTS, INCLUDING THE ARBITRATOR’S DECISION, SHALL BE KEPT CONFIDENTIAL.
          20. Electronic Delivery. The Corporation may, in its sole discretion, decide to deliver any document related to the Award, the Plan or future awards that may be granted under the Plan by electronic means, and Participant hereby consents to receive such documents by electronic delivery.
          21. Remaining Terms. The remaining terms and conditions of this Award are governed by the Plan, and this Award is also subject to all interpretations, amendments, rules and regulations that may from time to time be adopted under the Plan. The official prospectus summarizing the principal features of the Plan and the restricted stock units issuable under the Plan is available for review on the Corporation’s website at intranet.broadcom.com/stock. In the event of any conflict between the provisions of this Agreement and those of the Plan, the provisions of the Plan shall be controlling. In the event of any conflict between the provisions of this Agreement and those of the Severance Agreement, the provisions of the Severance Agreement shall be controlling. Provisions of the Plan that confer discretionary authority on the Board or the Plan Administrator do not (and shall not be deemed to) confer in Participant any rights, except to the extent such rights are expressly set forth herein or are otherwise in the sole discretion of the Board or the Plan Administrator expressly conferred by appropriate action after the date hereof.

          IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first indicated above.

BROADCOM CORPORATION

By:

Title:

PARTICIPANT

Signature:

Name:

Address:

APPENDIX A
DEFINITIONS
          The following definitions shall be in effect under the Agreement:
          A. Agreement shall mean this Restricted Stock Unit Issuance Agreement.
          B. Award shall mean the award of Restricted Stock Units made to the Participant pursuant to the terms of this Agreement.
          C. Award Date shall mean the date the Restricted Stock Units are awarded to Participant pursuant to the Agreement and shall be the date indicated in Section 1 of the Agreement.
          D. Board shall mean the Corporation’s Board of Directors.
          E. Change in Control shall mean a change in ownership or control of the Corporation effected through any of the following transactions:
          (i) a shareholder-approved merger, consolidation or other reorganization, unless securities representing more than fifty percent (50%) of the total combined voting power of the outstanding securities of the successor corporation are immediately after such transaction, beneficially owned, directly or indirectly and in substantially the same proportion, by the persons who beneficially owned Broadcom’s outstanding voting securities immediately prior to such transaction,
          (ii) a shareholder-approved sale, transfer or other disposition of all or substantially all of Broadcom’s assets,
          (iii) the closing of any transaction or series of related transactions pursuant to which any person or any group of persons comprising a “group” within the meaning of Rule 13d-5(b)(1) of the 1934 Act, other than Broadcom or a person that, prior to such transaction or series of related transactions, directly or indirectly controls, is controlled by or is under common control with, Broadcom, becomes directly or indirectly (whether as a result of a single acquisition or by reason of one or more acquisitions within the twelve (12)-month period ending with the most recent acquisition) the beneficial owner (within the meaning of Rule 13d-3 of the 1934 Act) of securities possessing (or convertible into or exercisable for securities possessing) more than fifty percent (50%) of the total combined voting power of Broadcom’s securities (as measured in terms of the power to vote with respect to the election of Board members) outstanding immediately after the consummation of such transaction or series of related transactions, whether the transaction or transactions involve a direct issuance from Broadcom or the acquisition of outstanding securities held by one or more of Broadcom’s existing shareholders, or
          (iv) a change in the composition of the Board over a period of twenty-four (24) consecutive months or less such that a majority of the Board members ceases, by reason of one or more contested elections for Board membership, to be comprised of individuals who either (A) have been Board members continuously since the beginning of such period or (B) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (A) who were still in office at the time the Board approved such election or nomination; provided, however, that solely for purposes of determining whether a permissible Section 409A distribution can be made under Section 6(d) in connection with such Change in Control event, the period for measuring a change in the composition of the Board shall be limited to a period of twelve (12) consecutive months or less.
          F. Code shall mean the Internal Revenue Code of 1986, as amended.
          G. Common Stock shall mean shares of the Corporation’s Class A common stock.
          H. Corporation shall mean Broadcom Corporation, a California corporation, and any successor corporation to all or substantially all of the assets or voting stock of Broadcom Corporation that shall by appropriate action adopt the Plan.
          I. Employee shall mean an individual who is in the employ of the Corporation (or any Parent or Subsidiary), subject to the control and direction of the employer entity as to both the work to be performed and the manner and method of performance.
          J. Fair Market Value per share of Common Stock on any relevant date shall be determined in accordance with the following provisions:
          (i) If the Common Stock is at the time traded on the Nasdaq Global Select Market, the then Fair Market Value shall be the closing selling price per share of Common Stock at the close of regular hours trading (i.e., before after-hours trading begins) on the Nasdaq Global Select Market on the date in question, as such price is reported by the National Association of Securities Dealers. If there is no closing selling price for the Common Stock on the date in question, the then Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.
          (ii) If the Common Stock is at the time listed on any other Stock Exchange, the then Fair Market Value shall be the closing selling price per share of Common Stock at the close of regular hours trading (i.e., before after-

hours trading begins) on the date in question on the Stock Exchange determined by the Plan Administrator to be the primary market for the Common Stock, as such price is officially quoted in the composite tape of transactions on such exchange. If there is no closing selling price for the Common Stock on the date in question, the then Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.
          L. Family Members shall mean, with respect to the Participant, any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law.
          M. Misconduct shall mean the commission of any act of fraud, embezzlement or dishonesty by the Participant, any unauthorized use or disclosure by the Participant of confidential information or trade secrets of the Corporation (or any Parent or Subsidiary), or any other intentional misconduct by the Participant adversely affecting the business or affairs of the Corporation (or any Parent or Subsidiary) in a material manner. The foregoing definition shall not in any way preclude or restrict the right of the Corporation (or any Parent or Subsidiary) to discharge or dismiss the Participant or any other person in the Service of the Corporation (or any Parent or Subsidiary) for any other acts or omissions, but such other acts or omissions shall not be deemed, for purposes of the Plan or this Agreement, to constitute grounds for termination for Misconduct.
          N. 1934 Act shall mean the Securities Exchange Act of 1934, as amended from time to time.
          O. Participant shall mean the person to whom the Award is made pursuant to the Agreement.
          P. Parent shall mean any corporation (other than the Corporation) in an unbroken chain of corporations ending with the Corporation, provided each corporation in the unbroken chain (other than the Corporation) owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.
          Q. Plan shall mean the Corporation’s 1998 Stock Incentive Plan, as amended and restated from time to time.
          R. Plan Administrator shall mean either the Board or a committee of the Board acting in its capacity as administrator of the Plan.
          S. Separation from Service means the cessation of Employee status and shall be deemed to occur at such time as the level of the bona fide services Participant is to perform in Employee status (or as a consultant or other independent contractor) permanently decreases to a level that is not more than twenty percent (20%) of the average level of services Participant rendered in Employee status during the immediately preceding thirty-six (36) months (or such shorter period for which Participant may have rendered such service). Solely for purposes of determining when a Separation from Service occurs, Participant will be deemed to continue in “Employee” status for so long as he or she remains in the employ of one or more members of the Employer Group, subject to the control and direction of the employer entity as to both the work to be performed and the manner and method of performance. “Employer Group” means the Corporation and any other corporation or business controlled by, controlling or under common control with, the Corporation, as determined in accordance with Sections 414(b) and (c) of the Code and the Treasury Regulations thereunder, except that in applying Sections 1563(1), (2) and (3) for purposes of determining the controlled group of corporations under Section 414(b), the phrase “at least 50 percent” shall be used instead of “at least 80 percent” each place the latter phrase appears in such sections and in applying Section 1.414(c)-2 of the Treasury Regulations for purposes of determining trades or businesses that are under common control for purposes of Section 414(c), the phrase “at least 50 percent” shall be used instead of “at least 80 percent” each place the latter phrase appears in Section 1.4.14(c)-2 of the Treasury Regulations. Any such determination as to Separation from Service, however, shall be made in accordance with the applicable standards of the Treasury Regulations issued under Section 409A of the Code. A Separation from Service will not be deemed to have occurred while Participant is on military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed six (6) months or any longer period for which the Participant’s right to reemployment with one or more members of the Employer Group is provided either by statute or contract; provided, however, that in the event of a leave of absence due to any medically determinable physical or mental impairment that can be expected to result in death or to last for a continuous period of not less than six (6) months and that causes Participant to be unable to perform his or her duties as an Employee, no Separation from Service shall be deemed to occur during the first twenty-nine (29) months of such leave. If the period of leave exceeds six (6) months (or twenty-nine (29) months in the event of disability as indicated above) and Participant’s right to reemployment is not provided either by statute or contract, then Participant will be deemed to have a Separation from Service on the first day immediately following the expiration of such six (6)-month or twenty-nine (29)-month period.
          T. Service shall mean the Participant’s performance of services for the Corporation (or any Parent or Subsidiary) in the capacity of an Employee, a non-employee member of the board of directors or a consultant or independent advisor. For purposes of this Agreement, Participant shall be deemed to cease Service immediately upon the occurrence of the either of the following events: (i) Participant no longer performs services in any of the foregoing capacities for the Corporation (or any Parent or Subsidiary) or (ii) the entity for which Participant performs such services ceases to remain a Parent or Subsidiary of the Corporation, even though Participant may subsequently continue to perform services for that entity. Except to the extent otherwise required by law or expressly authorized by the Plan Administrator or by the Corporation’s written policy on leaves of absence, no Service credit shall be given for vesting purposes for any period the Participant is on a leave of absence.

          U. Stock Exchange shall mean the American Stock Exchange, the Nasdaq Global or Global Select Market or the New York Stock Exchange.
          V. Subsidiary shall mean any corporation (other than the Corporation) in an unbroken chain of corporations beginning with the Corporation, provided each corporation (other than the last corporation) in the unbroken chain owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.
          W. Withholding Taxes shall mean the federal, state and local income taxes and the employee portion of the federal, state and local employment taxes required to be withheld by the Corporation in connection with the issuance of the shares of Common Stock to which the Participant becomes entitled under this Agreement or any other consideration that becomes payable to Participant with respect to those shares.